Exhibit 107

Calculation of Filing Fee Tables

S-3

(Form Type)

INSPIRATO INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title (1)	Fee Calculation or Carry Forward Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (4)
Newly Registered Shares
Fees to be paid	Equity	Common Stock, $0.0001 par value	Rule 457(o)	(2)	(3)	(2)
	Equity	Preferred Stock, $0.0001 par value	Rule 457(o)	(2)	(3)	(2)
	Other	Warrants	Rule 457(o)	(2)	(3)	(2)
	Other	Units	Rule 457(o)	(2)	(3)	(2)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	(2)	(3)	$50,000,000	$147.60 per $1,000,000	$7,380.00
	Total Offering Amounts					$50,000,000		$7,380.00
	Total Fee Offsets							$0.00
	Net Fee Due							$7,380.00

(1)	Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the registrant’s common shares that may become issuable as a result of any stock split, stock dividends or similar event.

(2)	An indeterminate aggregate offering price and number or amount of the securities of each identified class is being registered as may from time to time be sold at indeterminate prices, with a maximum aggregate offering price not to exceed $50,000,000. Separate consideration may or may not be received for securities that are issuable upon conversion of, or in exchange for, or upon exercise of, convertible or exchangeable securities.

(3)	The proposed maximum offering price per share will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act.

(4)	Pursuant to Rule 457(o) under the Securities Act, the registration fee has been calculated on the basis of the maximum aggregate offering price.